Exhibit 10.458

LOAN AGREEMENT

Dated as of December 16, 2004

Between

INLAND WESTERN PHOENIX 31st AVENUE, L.L.C.,

as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

i

SECTION 4.37. INTELLECTUAL PROPERTY
SECTION 4.38. COMPLIANCE WITH ANTI-TERRORISM LAWS
SECTION 4.39. PATRIOT ACT
SECTION 4.40. SURVIVAL

ARTICLE 5 BORROWER COVENANTS

SECTION 5.1. EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS
SECTION 5.2. MAINTENANCE AND USE OF PROPERTY
SECTION 5.3. WASTE
SECTION 5.4. TAXES AND OTHER CHARGES
SECTION 5.5. LITIGATION
SECTION 5.6. ACCESS TO PROPERTY
SECTION 5.7. NOTICE OF DEFAULT
SECTION 5.8. COOPERATE IN LEGAL PROCEEDINGS
SECTION 5.9. PERFORMANCE BY BORROWER
SECTION 5.10. AWARDS; INSURANCE PROCEEDS
SECTION 5.11. FINANCIAL REPORTING
SECTION 5.12. ESTOPPEL STATEMENT
SECTION 5.13. LEASING MATTERS
SECTION 5.14. PROPERTY MANAGEMENT
SECTION 5.15. LIENS
SECTION 5.16. DEBT CANCELLATION
SECTION 5.17. ZONING
SECTION 5.18. ERISA
SECTION 5.19. NO JOINT ASSESSMENT
SECTION 5.20. RECIPROCAL EASEMENT AGREEMENTS

ARTICLE 6 ENTITY COVENANTS

SECTION 6.1. SINGLE PURPOSE ENTITY/SEPARATENESS
SECTION 6.2. CHANGE OF NAME, IDENTITY OR STRUCTURE
SECTION 6.3. BUSINESS AND OPERATIONS
SECTION 6.4. INDEPENDENT DIRECTOR

ARTICLE 7 NO SALE OR ENCUMBRANCE

SECTION 7.1. TRANSFER DEFINITIONS
SECTION 7.2. NO SALE/ENCUMBRANCE
SECTION 7.3. PERMITTED TRANSFERS
SECTION 7.4. LENDER’S RIGHTS
SECTION 7.5. ASSUMPTION
SECTION 7.6. ASSUMPTION BY INLAND PERMITTED TRANSFEREE

ARTICLE 8 INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

SECTION 8.1. INSURANCE
SECTION 8.2. CASUALTY
SECTION 8.3. CONDEMNATION
SECTION 8.4. RESTORATION

ARTICLE 9 REPLACEMENTS; RESERVE FUNDS

SECTION 9.1. REPLACEMENTS
SECTION 9.2. TAX AND INSURANCE RESERVE FUNDS
SECTION 9.3. RESERVE FUNDS GENERALLY

ARTICLE 10 CASH MANAGEMENT

SECTION 10.1. CASH MANAGEMENT ACCOUNT
SECTION 10.2. DEPOSITS AND WITHDRAWALS
SECTION 10.3. SECURITY INTEREST

ARTICLE 11 EVENTS OF DEFAULT; REMEDIES

SECTION 11.1. EVENT OF DEFAULT
SECTION 11.2. REMEDIES

ARTICLE 12 ENVIRONMENTAL PROVISIONS

SECTION 12.1. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES
SECTION 12.2. ENVIRONMENTAL COVENANTS
SECTION 12.3. LENDER’S RIGHTS
SECTION 12.4. OPERATIONS AND MAINTENANCE PROGRAMS
SECTION 12.5. ENVIRONMENTAL DEFINITIONS

ARTICLE 13 SECONDARY MARKET

SECTION 13.1. TRANSFER OF LOAN
SECTION 13.2. DELEGATION OF SERVICING
SECTION 13.3. DISSEMINATION OF INFORMATION
SECTION 13.4. COOPERATION

ARTICLE 14 INDEMNIFICATIONS

SECTION 14.1. GENERAL INDEMNIFICATION
SECTION 14.2. MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION
SECTION 14.3. ERISA INDEMNIFICATION
SECTION 14.4. SURVIVAL

ARTICLE 15 EXCULPATION

SECTION 15.1. EXCULPATION

ARTICLE 16 NOTICES

SECTION 16.1. NOTICES

ARTICLE 17 FURTHER ASSURANCES

SECTION 17.1. REPLACEMENT DOCUMENTS
SECTION 17.2. RECORDING OF MORTGAGE, ETC.
SECTION 17.3. FURTHER ACTS, ETC.
SECTION 17.4. CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS
SECTION 17.5. EXPENSES

ARTICLE 18 WAIVERS

SECTION 18.1. REMEDIES CUMULATIVE; WAIVERS
SECTION 18.2. MODIFICATION, WAIVER IN WRITING
SECTION 18.3. DELAY NOT A WAIVER
SECTION 18.4. TRIAL BY JURY
SECTION 18.5. WAIVER OF NOTICE
SECTION 18.6. REMEDIES OF BORROWER
SECTION 18.7. WAIVER OF MARSHALLING OF ASSETS
SECTION 18.8. WAIVER OF STATUTE OF LIMITATIONS
SECTION 18.9. WAIVER OF COUNTERCLAIM

ARTICLE 19 GOVERNING LAW

SECTION 19.1. CHOICE OF LAW
SECTION 19.2. SEVERABILITY
SECTION 19.3. PREFERENCES

ARTICLE 20 MISCELLANEOUS

SECTION 20.1. SURVIVAL
SECTION 20.2. LENDER’S DISCRETION

SECTION 20.3. HEADINGS
SECTION 20.4. COST OF ENFORCEMENT
SECTION 20.5. SCHEDULES INCORPORATED
SECTION 20.6. OFFSETS, COUNTERCLAIMS AND DEFENSES
SECTION 20.7. NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES
SECTION 20.8. PUBLICITY
SECTION 20.9. CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE
SECTION 20.10. ENTIRE AGREEMENT

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 16, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at Bank of America Corporate Center, 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and Inland Western Phoenix 31st Avenue, L.L.C., a Delaware limited liability company having an address at c/o Inland Real Estate Investment Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523 (together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.    Definitions

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts; (ii) any and all amounts in or credited to the Accounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Tax and Insurance Reserve Accounts, if any, and any other account or sub-account established by this Agreement, the Mortgage, or the other Loan Documents.

“Accredited Investor” shall have the meaning set forth in the regulations promulgated by the Securities and Exchange Commission.

“Act” shall have the meaning set forth in Section 6.1(c).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower or Borrower Principal.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“American Express” shall mean American Express Travel Related Services Company, Inc., a New York corporation.

“American Express Lease” shall mean that certain Lease Agreement dated as of December 16, 2004 between Borrower, as landlord, and American Express, as tenant, with respect to the Property.

“American Express Lease Default” shall mean (i) a default, after the expiration of any applicable notice or cure periods, under the American Express Lease or (ii) the cancellation, termination or surrender of the American Express Lease.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Borrower Principal” shall mean Inland Western Retail Real Estate Trust, Inc., a Maryland corporation.

“Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which the Note is payable (excluding Saturdays and Sundays).

“Cash Management Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Cash Management Period” shall mean the period commencing on the 45th day prior to the Optional Prepayment Date.

“Casualty” shall have the meaning set forth in Section 8.2.

“Closing Date” shall mean the date of the funding of the Loan.

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(b)

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding adversary funds on deposit therein under 12 CFR §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-l” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P (or “A-” by S&P, if such depository’s short term unsecured debt rating is at least “A-l” by S&P) and “Aa2” by Moody’s). Notwithstanding the foregoing, prior to a Securitization, Bank of America, N.A. shall be an Eligible Institution.

“Embargoed Person” shall mean any person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Borrower Principal in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean any Person having a long-term unsecured debt rating above the Trigger Rating that may, from time to time, at the option of American Express, execute a guaranty in favor of landlord under the American Express Lease.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.

“Independent Director” shall have the meaning set forth in Section 6.4(a).

“Inland Permitted Transferee” shall mean a newly-formed special purpose entity that is wholly-owned (directly or indirectly) by Inland Retail Real Estate Trust, Inc., a Maryland corporation; Inland Real Estate Corporation, a Maryland corporation, Inland Real Estate Corporation, a Delaware corporation or Borrower Principal.

“Insurance Premiums” shall have the meaning set forth in Section 8.1 hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Lease” shall have the meaning set forth in the Mortgage.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1(c).

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockout Period” shall mean the period commencing on the date hereof and ending on the date of the second anniversary hereof.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean Inland Southwest Management LLC, a Delaware limited liability company or such other entity selected as the manager of the Property in accordance with the terms of this Agreement.

“Material Litigation” shall mean, with respect to any Person, any material conviction, indictment (that is not dismissed before trial), judgment, litigation or regulatory action. For purposes of this definition, a matter shall be deemed material if it is reasonably foreseeable that a prudent institutional commercial real estate mortgage lender would consider such matter as a material adverse factor in its underwriting of the Person in question.  With respect to non-criminal matters, isolated actions occurring more than five (5) years prior to the date of a proposed transfer shall not be deemed material provided that there is no indication of fraud, intentional misrepresentation or intent to defraud creditors with respect to such actions.

“Maturity Date” shall have the meaning set forth in the Note.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c).

“Monthly Payment Amount” shall mean the monthly payment of interest due on each Scheduled Payment Date as set forth in the Note.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall mean that certain first priority mortgage/deed of trust/deed to secure debt and security agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of $31,860,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note Rate” shall have the meaning set forth in the Note.

“OFAC” shall have the meaning set forth in Section 4.38 hereof.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with federal tax basis accounting, or in accordance with other methods acceptable to Lender in its sole discretion, of whatever kind relating to the operation, maintenance and management of the Property, including, without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 4% of the Operating Income and the management fees actually payable under the Management Agreement for such period of time, operational equipment or other lease payments as approved by Lender, normalized capital expenditures but specifically excluding depreciation and amortisation, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with federal tax basis accounting should be capitalized, any item of expense that would otherwise be covered by the provisions hereof but which is paid by American Express under the American Express Lease and deposits into the Reserve Accounts.

“Optional Prepayment Date” shall have the meaning set forth in the Note.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.38 hereof.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts and the Lockbox Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a)                                   obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b)                                  Federal Housing Administration debentures;

(c)                                   obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d)                                  federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e)                                fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest, rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f)                                  debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g)                               commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h)                                 units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(i)                                     any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” shall have the meaning set forth in Section 8.1 hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Property” shall mean the parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Property Condition Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

“Qualified Manager” shall mean (a) Manager or (b) a reputable and experienced professional management organization (i) which manages, together with its affiliates, at least ten (10) first class office buildings totaling at least 3,500,000 square feet of gross leasable area, exclusive of the Property and (ii) approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received written confirmation from the

Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization.

“Ratine Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“REA” shall mean any construction, operation and reciprocal casement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D, or applicable successor provisions, of the Code) that holds the Note.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1 (a) hereof.

“Reserve Accounts” shall mean the Tax and Insurance Reserve Account.

“Reserve Funds” shall mean the Tax and Insurance Reserve Funds.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property, the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Scheduled Payment Date” shall have the meaning set forth in the Note.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof

“Special Member” shall have the meaning set forth in Section 6.1 (c).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower, including, without limitation, American Express, as tenant under the American Express Lease.

“Tenant Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“Trigger Rating” shall mean the long-term unsecured debt rating of Guarantor (or American Express if there is no Guarantor) below BBB as issued by S&P or below Baa2 as issued by Moody’s.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

Section 1.2.    Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2
GENERAL TERMS

Section 2.1.    Loan Commitment: Disbursement to Borrower

(a)                                Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b)                               Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not he reborrowed.

(c)                                The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

(d)                               Borrower shall use the proceeds of the Loan to (i) pay the purchase price for acquiring the Property, (ii) pay certain costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (iv) fund any working capital requirements of the Property, and (v) distribute the balance, if any, to its members.

Section 2.2.    Loan Payments

(a)                                The Loan and interest shall be payable pursuant to the terms of the Note.

Section 2.3.    Prepayment

The Loan may not be prepaid, in whole or in part, except in strict accordance with the express terms and conditions of the Note.

ARTICLE 3
CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and any commitment rider to the application for the Loan issued by Lender.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower and, where specifically indicated, each Borrower Principal represents and warrants to Lender as of the Closing Date that:

Section 4.1.    Organization

Borrower and each Borrower Principal (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents, and in the case of Borrower and each Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower and each Borrower Principal represent and warrant that the chart attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, and each Borrower Principal (when not an individual).

Section 4.2.    Status of Borrower

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is organized under the laws of the State of Delaware.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the first page of the Note.

Section 4.3.    Validity of Documents

Borrower and Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Borrower Principal and constitute the legal, valid and binding obligations of Borrower and Borrower Principal enforceable against Borrower and Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4.    No Conflicts

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or Borrower Principal is a party or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any

Governmental Authority having jurisdiction over Borrower or Borrower Principal or any of Borrower’s or Borrower Principal’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5.    Litigation

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower, Borrower Principal, Manager or the Property, which actions, suits or proceedings, if determined against Borrower, Borrower Principal, Manager or the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower or Borrower Principal or the condition or ownership of the Property.

Section 4.6.    Agreements

Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

Section 4.7.    Solvency

Borrower and each Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and each Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, Borrower Principal, or Affiliated Manager in the last ten (10) years, and neither Borrower nor Borrower Principal, or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor Borrower Principal, or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or Borrower Principal, or Affiliated Manager.

Section 4.8.    Full and Accurate Disclosure

No statement of fact made by or on behalf of Borrower or Borrower Principal in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or Borrower Principal contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Borrower Principal which has not been disclosed to Lender which adversely affects, nor as far as Borrower or Borrower Principal can reasonably foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Borrower Principal.

Section 4.9.    No Plan Assets

Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10.  Not a Foreign Person

Neither Borrower nor Borrower Principal is a “foreign Person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.11.  Enforceability

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12.  Business Purposes

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13.   Compliance

Except as expressly disclosed by Borrower to Lender in writing in connection with the closing of the Loan, to Borrower’s knowledge, Borrower and the Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14.  Financial Information

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Borrower Principal and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with tax basis accounting throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Borrower Principal from that set forth in said financial statements.

Section 4.15.  Condemnation

No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.16.  Utilities and Public Access; Parking

To the best of Borrower’s knowledge, the Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for full utilization of the Property for its intended uses. All public utilities necessary to the full use and enjoyment of the Property as currently used and enjoyed are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. The Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17.  Separate Lots

The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 4.18.  Assessments

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 4.19.  Insurance

Borrower has obtained and has delivered to Lender either (a) certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement or (b) the certificate of American Express that American Express is a self-insurer with respect to the occurrences referred to in Section 8.1 and that the rating of American Express by the Rating Agencies has not fallen below the Trigger Rating.

Section 4.20.  Use of Property

The Property is used exclusively for general office purposes and other appurtenant and related uses.

Section 4.21.  Certificate of Occupancy; Licenses

All certificates of occupancy and to Borrower’s knowledge all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and any applicable liquor license required for the legal use, occupancy and operation of the Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain (or require American Express to maintain) all licenses necessary for the operation of the Property for the purpose intended herein. The use being made of the Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for the Property.

Section 4.22.  Flood Zone

None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower will obtain or cause American Express to obtain the insurance prescribed in Section 8.1(a)(i) at any time during the term of the Loan when American Express ceases to be a self-insurer or when the rating of American Express by the Rating Agencies falls below the Trigger Rating.

Section 4.23.  Physical Condition

Except as set forth in the Property Condition Report, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities,

sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. Except as set forth in the Property Condition Report, to Borrower’s knowledge, there exist no structural or other material defects or damages in the Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24.  Boundaries; Survey

(a)                                    None of the Improvements which were included in determining the appraised value of the Property lie outside the boundaries and building restriction lines of the Property to any material extent, and (b) no improvements on adjoining properties encroach upon the Property and no easements or other encumbrances upon the Property encroach upon any of the Improvements so as to materially affect the value or marketability of the Property.

Section 4.25.  Leases

The entire Property has been leased to American Express pursuant to the American Express Lease.  (a) The American Express Lease is in full force and effect; (b) the premises demised under the American Express Lease have been completed and American Express has accepted possession of and is in occupancy of the demised premises; (c) American Express has commenced the payment of rent under the American Express Lease, there are no offsets, claims or defenses to the enforcement thereof and Borrower has no monetary obligations to American Express under the American Express Lease; (d) all Rents due and payable under the American Express Lease have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (c) the rent payable under the American Express Lease is the amount of fixed rent set forth in the American Express Lease, and there is no claim or basis for a claim by American Express thereunder for an adjustment to the Rent; (f) Borrower is the sole owner of the entire landlord’s interest in the American Express Lease; (g) the American Express Lease is the valid, binding and enforceable obligation of Borrower and American Express thereunder and there are no agreements with American Express with respect to the American Express Lease other than as expressly set forth therein; (h) no Person has any possessory interest in, or right to occupy, the Property or any portion thereof except under the American Express Lease; (i) except for the right of first refusal set forth in Article 4 and the right to offer to purchase the Property under Article 12, the American Express Lease does not contain any option or offer to purchase or right of first refusal to purchase the Property or any part thereof; and (j) neither the American Express Lease nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein.

Section 4.26.  Filing and Recording Taxes

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

Section 4.27.  Management Agreement

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.

Section 4.28.  Illegal Activity

No portion of the Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29.  Construction Expenses

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction, maintenance or repair of the Improvements have been paid in full. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30.  Personal Property

Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31.  Taxes

Borrower and Borrower Principal have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32.  Permitted Encumbrances

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 4.33.  Federal Reserve Regulations

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34.  Investment Company Act

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35.  Reciprocal Easement Agreements

(a)                                Neither Borrower nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b)                               All easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c)                                To the best of Borrower’s knowledge, all sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Property (or threat thereof been made) for failure to pay any of the foregoing;

(d)                               The terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e)                                The terms, conditions, covenants, uses and restrictions contained in the American Express Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions arid restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36.  No Change in Facts or Circumstances; Disclosure

All information submitted by Borrower or its agents to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact, that could cause any representation or warranty made herein to be materially misleading.

Section 4.37.  Intellectual Property

All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.38.  Compliance with Anti-Terrorism Laws

None of Borrower, Borrower Principal or any Person who Controls Borrower or Borrower Principal currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as an Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a material direct or indirect equity interest in Borrower is an Embargoed Person or is Controlled by an Embargoed Person. To Borrower’s knowledge neither Borrower nor Borrower Principal is in violation of any applicable law relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”). To the best of Borrower’s knowledge, no tenant at the Property is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or Controlled by an Embargoed Person.

Section 4.39.  Patriot Act

Neither Borrower nor Borrower Principal shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and Borrower Principal, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act. In addition, Borrower hereby agrees to provide to Lender any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 4.40.  Survival

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender, All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1.    Existence; Compliance with Legal Requirements

(a)                                  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Property. So long as American Express is in compliance with the terms of the American Express Lease with respect to the matters described in this Section 5.1, Borrower shall be deemed in compliance with this Section 5.1.

(b)                                 Borrower, at its own expense, may contest or permit American Express to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting the Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the

Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) unless the contest is initiated and conducted by American Express pursuant to the American Express Lease Borrower shall have furnished the security as may be required in the proceeding or by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) if the contest is initiated and conducted by Borrower, Borrower shall have furnished to Lender all other items reasonably requested by Lender. Borrower shall give written notice to Lender of any contest initiated and conducted by Borrower promptly after initiation thereof and shall inform Lender of any contest initiated and conducted by American Express of which Borrower is given notice by American Express.

Section 5.2.    Maintenance and Use of Property

Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or except as may be expressly permitted under the American Express Lease without the consent of the landlord thereunder, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. So long as American Express is in compliance with the terms of the American Express Lease with respect to the matters described in this Section 5.2, Borrower shall be deemed in compliance with this Section 5.2. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 5.3.    Waste

Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4.    Taxes and Other Charges

(a)                               Borrower shall pay or cause American Express to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish or cause to be furnished to Lender such receipts for the payment of the Taxes and the Other Charges as are delivered to Borrower by American Express and, upon request by Lender, a certificate from Borrower and Borrower Principal that as of the date of such certificate there are no liens filed against the Property arising from the non-payment of Taxes or Other Charges. Borrower shall not suffer nor permit American Express to suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. So long as American Express is in compliance with the terms of the American Express Lease with respect to the matters described in this Section 5.4, Borrower shall be deemed in compliance with this Section 5.4.

(b)                                 Borrower, at its own expense, may contest or permit American Express to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish or cause American Express to Furnish (but only to the extent required to be furnished by American Express under the American Express Lease) such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower or American Express has paid all of the Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 5.5.    Litigation

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.

Section 5.6.    Access to Property

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of American Express under the American Express Lease.

Section 5.7.    Notice of Default

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, any Borrower Principal or the Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge and of any American Express Lease Default of which Borrower has knowledge.

Section 5.8.    Cooperate in Legal Proceedings

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9.    Performance by Borrower

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 5.10.  Awards; Insurance Proceeds

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable to Borrower in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds. The actual payment of any Awards shall be governed by Section 8.4 hereof.

Section 5.11.  Financial Reporting

(a)          Borrower and Borrower Principal shall keep adequate books and records of account in accordance with federal tax basis accounting, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and shall furnish to Lender:

(i)            prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual certificates signed and dated by Borrower, certifying that the American Express Lease is in full force and effect, whether any defaults (or any matter that, with the passage of time or the giving of notice, could become a default) exist thereunder and any other information as is reasonably required by Lender, within twenty (20) days after the end of each calendar month, thirty (30) days after the end of each fiscal quarter or one hundred twenty (120) days after the close of each fiscal year of Borrower, as applicable;

(ii)           prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual operating statements of the Property, prepared and certified by Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements (including, without limitation, any capital improvements planned by American Express of which Borrower has notice) for the period of calculation and containing appropriate year-to-date information, within twenty (20) days after the end of each calendar month, thirty (30) days after the end of each fiscal quarter or one hundred (120) days after the close of each fiscal year of Borrower, as applicable;

(iii)           annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Borrower Principal in the form required by Lender prepared and certified by Borrower and Borrower Principal within one hundred twenty (120) days after the close of each fiscal year of Borrower and Borrower Principal, as the case may be (provided that with respect to Borrower, such statements may be delivered by the holder(s) of beneficial interests in Borrower in accordance with Section 6.1(a)(viii); and

(iv)           all financial statements, operating statements, budgets, capital repair estimates or projections and certifications of any kind with respect to the foregoing delivered to Borrower by American Express under the American Express Lease.

(b)            To the extent not inconsistent with the provisions of Section 5.11(a) hereof (e.g., GAAP accounting and audits shall not be required ), Borrower and Borrower Principal shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(c)            Without limiting any other rights available to Lender under this Loan Agreement or any of the other Loan Documents, in the event Borrower shall fail to timely furnish Lender any financial document or statement in accordance with this Section 5.11, Borrower shall promptly pay to Lender a non-refundable charge in the amount of $500 for each such failure. The payment of such amount shall not be construed to relieve Borrower of any Event of Default hereunder arising from such failure.

(d)            All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member or chief executive officer of Borrower, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).

Section 5.12.    Estoppel Statement

(a)           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use its best efforts to deliver to Lender, promptly upon request, a duly executed estoppel certificate from American Express on the form attached to the American Express Lease as an exhibit.

Section 5.13.    Leasing Matters.

(a)           Borrower (i) shall observe and perform all the obligations imposed on the landlord under the American Express Lease and shall not do or permit to be done anything to impair the value of the American Express Lease as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (iii) shall enforce all of the material terms, covenants and conditions contained in the American Express Lease on the part of the tenant thereunder to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance; (v) shall not execute any other assignment of the landlord’s interest in the American Express Lease or the Rents; and (vi) shall not consent to any assignment of or subletting under the American Express Lease not in accordance with its terms without the prior written consent of Lender.

(b)           Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under or shorten the term of the American Express Lease.

Section 5.14.    Property Management

(a)           Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; or (iii) a default has occurred and is continuing after the expiration of any applicable cure periods under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c)           In addition to the foregoing, in the event that Lender, in Lender’s reasonable discretion, at any time prior to the termination of the Assignment of Management Agreement, determines that the Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Lender may deliver written notice thereof to Borrower and Manager, which notice shall specify with particularity the grounds for Lender’s determination. If Lender reasonably determines that the conditions specified in Lender’s notice are not remedied to Lender’s reasonable satisfaction by Borrower or Manager within thirty (30) days from the date of such notice or that Borrower or Manager has failed to diligently undertake correcting such conditions within such thirty (30) day period, Lender may direct Borrower to terminate the Management Agreement and to replace Manager with a Qualified Manager on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(d)          Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager.

(e)           Notwithstanding the foregoing, Borrower shall be permitted to transfer the management of the Property to an Affiliate of Manager provided that the terms of the management contract between Borrower and such entity provides for fees no greater than, is on terms that are substantially similar to and is no less favorable to Borrower than the Management Agreement in effect as of the date hereof.

Section 5.15.   Liens

Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16.   Debt Cancellation

Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 5.17.   Zoning

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18.   ERISA

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the

Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)           Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (c).

Section 5.19.   No Joint Assessment

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 5.20.   Reciprocal Easement Agreements

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA, provided that Borrower may agree, without Lender’s consent, to modifications to any REA or to grant easements with respect to the Property which could not reasonably be expected to have a material adverse effect on the use, value or operation of the Property, on the ability of American Express to perform its obligations under the American Express Lease or on Borrower’s ability to perform its obligations under the Loan Documents.

ARTICLE 6
ENTITY COVENANTS

Section 6.1.    Single Purpose Entity/Separateness

Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows:

(a)           Borrower has not and will not:

(i)             engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)            acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the operation of the Property;

(iii)           except as expressly provided in Article 7 hereof, merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)          fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)           own any subsidiary, or make any investment in, any Person;

(vi)          commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Note;

(viii)        permit its records, books of account, bank accounts, financial statements and accounting records (including with respect to financial position, assets, liabilities, net worth and operating results) to be shown on the financial statements of any holder of a beneficial interest in Borrower unless such financial statements shall contain a footnote indicating that Borrower is a separate legal entity and the assets of Borrower are not available as collateral to creditors of such holder;

(ix)           enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)          assume or guarantee the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)         make any loans or advances to any Person;

(xiii)        fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xiv)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that Borrower’s failure to do so solely because of a shortfall in cash flow derived from the operation of the Property shall not, by itself, constitute a breach of this covenant);

(xvi)        Without the unanimous written consent of all of its members, as applicable, and the written consent of 100% of the managers of Borrower, including, without limitation, the Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii)      fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds (provided that Borrower’s failure to do so solely because of a shortfall in cash flow derived from the operation of the Property shall not, by itself, constitute a breach of this covenant);

(xix)         acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx)          violate or cause to be violated the assumptions made with respect to Borrower, Manager (if applicable) and their respective direct and/or indirect owners in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi)         fail to maintain a sufficient number of employees in light of its contemplated business operations.

(b)          The limited liability company agreement of Borrower (the “LLC Agreement”) shall, provide that (i) upon the occurrence of any event that causes the sole member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (ii) Special Member may not resign from Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (ii) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (iv) Special Member, in its capacity as Special Member, may not bind Borrower and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (i) to continue Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

Section 6.2.    Change of Name, Identity or Structure

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, or Borrower Principal, (c) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof.  Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change. Nothing in this Section 6.2 shall be deemed to restrict any express rights granted to Borrower under Article 7 hereof.

Section 6.3.    Business and Operations

Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 6.4.    Independent Director

(a)          The organizational documents of Borrower shall provide that at all times there shall be, and Borrower shall cause there to be, at least one duly appointed member of the board of managers (each an “Independent Director”) of Borrower reasonably satisfactory to Lender who is not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a manager of Borrower, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Borrower, Borrower Principal or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Borrower or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.

(b)           The organizational documents of Borrower shall provide that the board of managers of Borrower shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of managers of Borrower unless at the time of such action there shall be at least one member of the board who is an Independent Director. Borrower will not, without the unanimous written consent of its board of managers including the Independent Director, on behalf of Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE 7
NO SALE OR ENCUMBRANCE

Section 7.1.    Transfer Definitions

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal, or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Borrower Principal, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2.    No Sale/Encumbrance

(a)           Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to the American Express Lease, without the prior written consent of Lender.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14.

Section 7.3.    Permitted Transfers

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Restricted Party as a result of such transfer; (b) the Sale or Pledge, in one or a series of related transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of the Property, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer. Notwithstanding the foregoing, any one or more of the transfers that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party shall comply with the requirements of Section 7.4.

Section 7.4.    Lender’s Rights

Lender reserves the right to condition the consent, to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (c) a new manager for the Property and a new management agreement satisfactory to Lender, and (f) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. In the event an opinion letter pertaining to substantive consolidation was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion letter to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.5.    Assumption

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Property in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)           no Default or Event of Default hay occurred;

(b)           Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $10,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld.  In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)           Borrower shall have paid to Lender, concurrently with the closing of such transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note, and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, inclined by Lender in connection with the transfer;

(d)           (i) Transferee shall have assumed and agreed to pay the Debt as and when due subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender shall have assumed the obligations of Borrower Principal under the Loan Documents with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5;

(c)           Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f)            Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)           Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof.

(h)           Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(i)            Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(j)            if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(k)           Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5; and

(l)            Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Sale or Pledge of the Property. Upon the transfer of the Property pursuant to this Section 7.5, Borrower and Borrower Principal shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer.

Section 7.6.    Assumption by Inland Permitted Transferee

Notwithstanding the foregoing provisions of this Article 7, Borrower shall be permitted to transfer the Property in its entirety to, provided the Loan is simultaneously assumed by, an Inland Permitted Transferee, and provided further that each of the following terms and conditions is satisfied:

(a)          no Default or Event of Default has occurred;

(b)          Borrower shall have delivered written notice to Lender of the terms of such prospective transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require;

(c)          Borrower shall have paid to Lender all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(d)          such Inland Permitted Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer, such Inland Permitted Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;

(e)          Borrower and such Inland Permitted Transferee, without, any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f)          Borrower shall have delivered to Lender, without any cost or expense to Lender, endorsements to Lender’s Title Insurance Policy insuring that fee simple title to the Property is vested in such Inland Permitted Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)          such Inland Permitted Transferee shall have furnished to Lender, if such Inland Permitted Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof, provided, however, that, (i) if such Inland Permitted Transferee is a limited partnership or a limited liability company (with more than one member), Lender may require that the general partner or managing member of such Inland Permitted Transferee also comply with the covenants set forth in Article 6, as modified to state that such general partner or managing member holds an interest in the Inland Permitted Transferee rather than an interest in the Property or (ii) if such Inland Permitted Transferee is a single member limited liability company, the state of organization of such entity must be Delaware and the organizational documents must provide for a springing member upon the bankruptcy or dissolution of the sole member;

(h)          such Inland Permitted Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(i)            Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents; are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request, including, without limitation, customary single member limited liability company opinions in the event that such Inland Permitted Transferee is a Delaware limited liability company; and

(j)            in the event a substantive non-consolidation opinion was required in connection with the closing of the Loan, Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.6 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Sale or Pledge of the Property.

ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1.    Insurance

(a)           Subject to the provisions of paragraph (g) of this Section 8.1, Borrower shall obtain and maintain, or cause American Express to maintain, insurance for Borrower and the Property providing at least the following coverages:

(i)             comprehensive “special causes of loss” form of insurance (or its equivalent) on the Improvements and the Personal Property (A) in an amount equal to not less than one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) written on a replacement cost basis and containing either an agreed amount endorsement with respect to the Improvements and Personal Properly or a waiver of all co-insurance provisions; (C) providing for no deductible in excess of $10,000 for all such insurance coverage; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the special causes of loss form required under this subsection (i);

(ii)             commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards; (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article 12 and Article 14 hereof to the extent the same is available;

(iii)            if the rating of American Express issued by the Rating Agencies falls below the Trigger Rating, loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either returns to the same level that existed prior to the loss or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv)            at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)             workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)            comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)           excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above; and

(viii)       upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

With respect to the policies required to be maintained pursuant to clauses (i) through (viii) above, Borrower shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate, to maintain insurance against Losses resulting from acts of terrorism.

(b)          All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P (or such other ratings approved by Lender) and/or a general policy rating of “A” or better and a financial class of VIII or better by A.M. Best Company, Inc. The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, certified copies of all Policies. Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to the Property, Borrower shall deliver to Lender an Acord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, certified copies of all renewal Policies.

(c)           Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.1(a).

(d)          All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled by the insurer without at least thirty (30) days’ (ten (10) days’ in the case of non-payment of premium) prior written notice to Lender and any other party named therein as an additional insured;

(iii)          the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration; and

(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           Notwithstanding any other provision hereof to the contrary, Lender acknowledges that so long as no American Express Lease Default has occurred, Borrower shall not be required to obtain the insurance coverages set forth in paragraphs (a)(i) through (viii) if (x) Guarantor (or American Express if there is no Guarantor) is a self-insurer and maintains a rating issued by the Rating Agencies of not less than the Trigger Rating or (y) American Express maintains insurance with coverages and carriers in compliance with the terms of the American Express Lease.

Section 8.2.    Casualty

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of the Property in accordance with Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.

Section 8.3.    Condemnation

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.

Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. So long as no American Express Lease Default has occurred, the payment and allocation of any Awards shall be governed by the American Express Lease.

Section 8.4.    Restoration

The following provisions shall apply in connection with the Restoration of the Property:

(a)           If the Net Proceeds shall be less than $50,000 and the costs of completing the Restoration shall be less than $50,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than $50,000 or the costs of completing the Restoration are equal to or greater than $50,000, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (viii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i)             The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of a Casualty, or (2) in the event the Net Proceeds arc Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)           The American Express Lease shall remain in full force and effect during and after completion of the Restoration without abatement of Rent;

(D)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases or material agreements affecting the Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(H)          the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(K)          the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.

(ii)            The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Business Interruption Proceeds required to be maintained by Borrower pursuant to section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.

(iii)          All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $50,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv)         In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to

Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)            All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate.

(d)          In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

(e)          Notwithstanding the foregoing, so long as no American Express Lease Default has occurred, the Net Proceeds shall be used for restoration of the Property in accordance with the provisions of the American Express Lease.

ARTICLE 9

REPLACEMENTS; RESERVE FUNDS

Section 9.1.    Replacements

On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Property in good order and repair and in a good marketable condition or prevent deterioration of the Property.  So long as no American Express Lease Default shall have occurred, the compliance by American Express with its obligations For maintenance of the Property as set forth in the American Express Lease shall be deemed compliance by Borrower with the provisions of this Section 9.1.

Section 9.2.    Tax and Insurance Reserve Funds

If required by Lender following a default by American Express under the American Express Lease Borrower shall establish an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) Borrower shall deposit into the Tax and Insurance Reserve Account on each Scheduled Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Property. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.  If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

Section 9.3.    Reserve Funds Generally

(a)           No earnings or interest on the Reserve Accounts shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains the Reserve Accounts shall have any obligation to keep or maintain such Reserve Accounts or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any Reserve Accounts or any funds deposited therein in an interest-bearing account (i) the account shall be an Eligible Account, (ii) such funds shall not be invested except in Permitted Investments, and (iii) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.

(b)          Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all funds hereafter deposited therein as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.9 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.

(c)           The Reserve Accounts and any and all Reserve Funds deposited therein shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited therein subject to the terms and conditions of this Agreement.  Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds hereinafter deposited therein, except as expressly provided in this Agreement.

(d)          Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to such Reserve Account was made.

(e)           As long as no Event of Default has occurred, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement.  All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f)            The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender and Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(g)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.9, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(h)           Borrower will maintain the security interest created by this Section 9.9 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

ARTICLE 10
CASH MANAGEMENT

Section 10.1.  Cash Management Account

(a)           Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain an Eligible Account into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited all Rents and other revenue from the Property during the Cash Management Period or upon the occurrence of an Event of Default prior to the commencement of the Cash Management Period pursuant to the terms of Section 10.2 hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).

(b)           The Cash Management Account shall be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes (except to the extent Lender retains any interest earned on the Cash Management Account for its own account following the occurrence and during the continuance of an Event of Default).  Sums on deposit in the Cash Management Account shall not be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article 10.  Lender shall have no liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.

(c)           The Cash Management Account shall be subject to the exclusive dominion and control of Lender during the Cash Management Period or the continuance of an Event of Default and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(d)           Borrower agrees to pay the customary fees and expenses incurred in connection with maintaining the Cash Management Account.

(e)           Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under this Agreement.

Section 10.2.  Deposits and Withdrawals

(a)           Borrower represents, warrants and covenants that:

(i)            Concurrently with the execution of this Agreement Borrower has executed and delivered to Lender an instruction letter in the form of Exhibit B attached hereto addressed to American Express (the “Tenant Direction Letter”). Upon the occurrence of an Event of Default or upon commencement of the Cash Management Period, Lender or Lender’s agent shall have the right to deliver the Tenant Direction Letter to American Express and all payments of Rent and other items payable under the American Express Lease shall thereafter be sent directly to the Cash Management Account;

(ii)                                  On the occurrence of an Event of Default or the commencement of the Cash Management Period Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to the Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Cash Management Account. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner;

(iii)                               All Rents or other income from the Property received after the commencement of the Cash Management Period or the occurrence of an Event of Default shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of the Tenant Direction Letter, be deposited in the Cash Management Account within one (1) Business Day of receipt;

(iv)                              Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, during the Cash Management Period or the continuance of an Event of Default neither Borrower nor Manager shall terminate, amend, revoke or modify the Tenant Direction Letter in any manner whatsoever or direct or cause American Express to pay any amount in any manner other than as provided in the Tenant Direction Letter; and

(v)                                 So long as any portion of the Debt remains outstanding, during the Cash Management Period or during the continuance of an Event of Default neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Cash Management Account into which revenues from the ownership and operation of the Property are deposited.

(b)                                 Intentionally Omitted.

(c)                                  If an Event of Default shall have occurred and be continuing or during a Cash Management Period, on each Scheduled Payment Date (and if such day is not a Business Day, then the immediately preceding day which is a Business Day) commencing the month immediately following the month during which the Cash Management Period commences, Borrower hereby irrevocably authorizes Lender to withdraw or allocate to the sub-accounts of the Cash Management Account, as the case may be, amounts received in the Cash Management Account, in each case to the extent that sufficient funds remain therefor:

(i)                                     following a default by American Express under the American Express Lease, funds sufficient to pay the monthly deposits to the Tax and Insurance Reserve

Account shall be allocated to the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.2;

(ii)                                  funds sufficient to pay the Monthly Payment Amount shall be withdrawn and paid to Lender;

(iii)                               funds sufficient to pay any interest accruing at the Default Rate, late payment charges, if any, and any other sums due and payable to Lender under any of the Loan Documents, shall be withdrawn and paid to Lender and applied against such items;

(iv)                              funds sufficient to pay Operating Expenses (to the extent actually incurred) for the following month shall be allocated to the Operating Expense Reserve Account to be held and disbursed to pay Operating Expenses;

(v)                                 funds in an amount equal to the balance (if any) remaining on deposit in the Cash Management Account after the foregoing withdrawals and allocations shall be withdrawn and paid to Lender to be applied to the principal amount of the Loan until the principal amount of the Loan is paid in full.

(d)                                 Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer.  If the amount on deposit in the Cash Management Account is insufficient to make all of the withdrawals and allocations described in Section 10.2(c)(i) through (v) above, Borrower shall deposit such deficiency into the Cash Management Account within five (5) days (provided that such five day period shall not constitute a grace period for any default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).

(e)                                  If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Cash Management Account and transfers between any Reserve Account as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.  Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.

Section 10.3   Security Interest

(a)                                  To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority perfected security interest in each of the Accounts and the Account Collateral. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to each of the Accounts and the Account Collateral against the claims and demands of all Persons whomsoever.

(b)                                 Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Cash Management Account.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c)                                  Upon the occurrence of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Accounts and the Account Collateral. Without limitation of the foregoing, upon any Event of Default, Lender may use the Accounts and the Account Collateral for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default.  Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Accounts and the Account Collateral and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien.  Nothing in this Agreement shall obligate Lender to apply all or any portion of the Accounts and the Account Collateral to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1.  Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                  if any portion of the Debt is not paid on or prior to the tenth day following the date the same is due or if the entire Debt is not paid on or before the Maturity Date;

(b)                                 except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c)                                  should American Express cease to be a self-insurer or if the rating of American express issued by the Rating Agencies falls below the Trigger Rating, if (i) the Policies are not kept in full force and effect, or (ii) the Accord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1;

(d)                                 if Borrower breaches any covenant with respect to itself contained in Article 6 or any covenant contained in Article 7 hereof;

(e)                                  if any representation or warranty of, or with respect to Borrower or Borrower Principal, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made:

(f)                                    if (i) Borrower, or any managing member or general partner of Borrower, Borrower Principal, or American Express shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower, Borrower Principal, or American Express shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or American Express any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or American Express any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Borrower Principal, or American Express shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Borrower Principal, or American Express shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g)                                 if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property, whether it be superior or junior in lien to the Mortgage;

(h)                                 if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(i)                                     if any federal income tax lien is filed against Borrower, any member or general partner of Borrower, Borrower Principal, or the Property and same is not discharged of record (or bonded or insured to Lender’s satisfaction) within thirty (30) days after same is filed;

(j)                                     if an uninsured judgment is filed against the Borrower in excess of $20,000 which is not vacated or discharged (or bonded or insured to Lender’s satisfaction) within 30 days;

(k)                                  if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(l)                                     if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented unless permitted by the American Express Lease; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; or

(m)                               if an American Express Lease Default shall occur under the American Express Lease; or

(n)                                 if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days.

Section 11.2.  Remedies

(a)                                  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property.

including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)                                 Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12

ENVIRONMENTAL PROVISIONS

Section 12.1.  Environmental Representations and Warranties

Borrower represents and warrants, except as disclosed in an Environmental Report of the Property and information that Borrower knows that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from the Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Report; (c) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from the Property; (f) the Property is free of Mold; and (g) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of or the presence of Mold at the Property.

Section 12.2.  Environmental Covenants

Borrower covenants and agrees that so long as Borrower owns, manages and is in possession of the operation of the Property: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Property; (c) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing or (C) with respect to Mold, not in a condition, location, or of a type which may pose a risk to human health or safety or the environment or which may result in damage to or would adversely affect or impair the value or marketability of the Property; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall keep the Property free of Mold; and (h) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (ii) comply with any Environmental Law; (i) Borrower shall not allow any tenant or other user of the Property to violate any Environmental Law; and (j) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien against the Property; (D) any required or proposed remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials. Any failure of Borrower to perform its obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Property.

Section 12.3.  Lender’s Rights

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4.  Operations and Maintenance Programs

If recommended by the Environmental Report or any other environmental assessment or audit of the Property, Borrower shall establish and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Property. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Property by consultants specified by Lender, (d) access to the Property by Lender, its agents or servicer, to review and assess the environmental condition of the Property and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5.  Environmental Definitions

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.  “Environmental Report” means the written reports resulting from the environmental site assessments of the Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that, requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Property, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of the Property. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

ARTICLE 13

SECONDARY MARKET

Section 13.1.  Transfer of Loan

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2.  Delegation of Servicing

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3.  Dissemination of Information

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4.  Cooperation

Borrower and Borrower Principal agree to cooperate with Lender in connection with any sale or transfer of the Loan or any Participation and/or Securities created pursuant to this Article 13, including, without limitation, (a) the delivery of an estoppel certificate required in accordance with Section 5.12(a) and such other documents as may be reasonably requested by Lender, (b) the execution of such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a bifurcation of the Loan which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents, and (c) make changes to the organizational documents of Borrower and its principals and/or use its best efforts to cause changes to the legal opinions delivered by Borrower in connection with the Loan, provided, that such changes shall not result in a material adverse economic effect to Borrower. Borrower shall also furnish and Borrower and Borrower Principal consent to Lender furnishing to such Investors or such prospective Investors or such Rating Agency any and all information concerning the Property, the American Express Lease, the financial condition of Borrower or Borrower Principal as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale or transfer of the Loan or any Participations or Securities.  Neither Borrower nor Borrower Principal shall be responsible for any costs incurred by Lender in connection with a Securitization.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1.  General Indemnification

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2.  Mortgage and Intangible Tax Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3.  ERISA Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.

Section 14.4.  Survival

The obligations and liabilities of Borrower and Borrower Principal under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE 15

EXCULPATION

Section 15.1.  Exculpation

(a)                                  Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents (following an Event of Default) and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents.  The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit, for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.6 and Article 14 of this Agreement), environmental indemnity, guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)                                 Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i)                                     fraud or intentional misrepresentation by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgage, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)                                  Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default;

(iii)                               Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv)                              the misapplication or the misappropriation of Insurance Proceeds or Awards;

(v)                                 Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein;

(vi)                              Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii)                           any act of actual waste or arson by Borrower, any principal, Affiliate, member or general partner thereof or by Borrower Principal, any principal, Affiliate, member or general partner thereof; or

(viii)                        Borrower’s failure following any Event of Default to deliver to Lender upon demand all Rents and books and records relating to the Property.

(c)                                  Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower and Borrower

Principal on a joint and several basis in the event (i) of a breach by Borrower or Borrower Principal of any of the covenants set forth in Article 6 hereof, to the extent that such breach is (A) material and (B) is not cured within fifteen (15) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach, (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) the Property or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding of Borrower, (iv) Borrower, Borrower Principal or any Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Borrower Principal files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; or (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property.

(d)                                 Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require mat all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.

ARTICLE 16

NOTICES

Section 16.1.  Notices

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A. Capital Markets Servicing Group 900 West Trade Street, Suite 650 NC1-026-06-01 Charlotte, North Carolina 28255 Attn: Servicing Manager Telephone No: (866) 531-0957

If to Borrower:

Inland Western Phoenix 31st Avenue, L.L.C.
c/o Inland Real Estate Investment Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Roberta Matlin, Vice President
Facsimile No.: 630-218-4965

With a copy to:	The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: General Counsel Facsimile No.: 630-218-4900

If to Borrower Principal:	Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Roberta Matlin, Vice President Facsimile No.: 630-218-4965

With a copy to:	The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: General Counsel Facsimile No.: 630-218-4900

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1.  Replacement Documents

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of such mutilation upon surrender and cancellation of such Note or other Loan Document, Borrower will issue in lieu thereof a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.2.  Recording of Mortgage, etc.

Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3.  Further Acts, Etc.

Borrower will, at the cost of Borrower (except with respect to costs incurred by Lender, for which Lender shall be responsible), do, execute, acknowledge and deliver all and. every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4.  Changes in Tax, Debt, Credit and Documentary Stamp Laws

(a)                                  If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred eighty (80) days to declare the Debt immediately due and payable.

(b)                                 Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt.  If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred eighty (80) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5.  Expenses

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

ARTICLE 18

WAIVERS

Section 18.1.  Remedies Cumulative; Waivers

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2.  Modification, Waiver in Writing

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3.  Delay Not a Waiver

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term., condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4.  Trial by Jury

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH

REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5.  Waiver of Notice

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6.  Remedies of Borrower

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7.  Waiver of Marshalling of Assets

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 18.8.  Waiver of Statute of Limitations

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.9.  Waiver of Counterclaim

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE 19

GOVERNING LAW

Section 19.1.  Choice of Law

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State and applicable laws of the United States of America, provided, however, that with respect to the security interest in each of the Reserve Accounts, and the Cash Management Account, the laws of the state where each such account is located shall apply.

Section 19.2.  Severability

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3.  Preferences

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1.  Survival

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2.  Lender’s Discretion

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3.  Headings

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4.  Cost of Enforcement

In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.5.  Schedules Incorporated

The Schedules annexed hereto arc hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.6.  Offsets. Counterclaims and Defenses

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which arc unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.7.  No Joint Venture or Partnership; No Third Party Beneficiaries

(a)                                  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)                                 This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)                                  The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)                                 Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)                                  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)                                    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.8.  Publicity

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.9.  Conflict; Construction of Documents; Reliance

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10.  Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

INLAND WESTERN PHOENIX 31ST AVENUE, L.L.C., a Delaware limited liability company

By:	Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Debra A Palmer
	Name:	Debra A Palmer
	Its:	Asst Sec.

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to its obligations set forth in Article 4, Section 12.6, Article 13, Article 15 and Article 18 hereof:

INLAND WESTERN RETAIL REAL ESTATE TRUST INC., a Maryland corporation, its

By:	/s/ Debra A Palmer
	Name:	Debra A Palmer
	Title:	Asst Sec.

[ADDITIONAL SIGNATURE PAGE TO FOLLOW]

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Lisa K. McGee
	Name:	Lisa K. McGee
	Title:	Vice President

EXHIBIT A

Borrower Equity Ownership Structure

EXHIBIT B

Tenant Direction Letter